Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement No. 333-209128 on Form S-11 of our report dated March 28, 2017, relating to the consolidated financial statements and financial statement schedule of Cole Office & Industrial REIT (CCIT III), Inc. and subsidiaries incorporated by reference in the Annual Report on Form 10-K of Cole Office & Industrial REIT (CCIT III), Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
June 8, 2017